                                                                 Exhibit (d)(12)

                                  ACSYS, INC.
                                 75 14th Street
                                   Suite 2200
                             Atlanta, Georgia 30309
                                 March 31, 2000

Mr. C K Z Miles
Select Appointments (Holdings) Plc
Ziggurat
Grosvenor Raod
St Albans
Herts. AL1 3HW
United Kingdom


Dear Zach:

This letter agreement is intended to amend the Confidentiality Agreement between Acsys, Inc. (the "Company") and Select Appointments (Holdings) Plc ("Select") dated May 21, 1999, a copy of which is attached hereto as Appendix A (the "Agreement"). This letter agreement is also intended to serve as a joinder agreement whereby Vedior N.V. ("Vedior") becomes a party to the Agreement as amended hereby. Additionally, this letter agreement is intended to extend the time periods in the employee non-solicitation and standstill provisions to March 31, 2002 and March 31, 2001, respectively. Accordingly, the parties hereto agree as follows:

         1. References to the word "you" shall be read to mean each of Vedior and Select.

         2. The term "the date hereof" in all places in the second and third paragraphs on Page 3 of the Agreement shall be hereby replaced with the term "March 31, 2000."

         3. Except as amended hereby, the Agreement shall remain in full force and effect and the parties hereto hereby confirm its effectiveness and application to each of them.

                                       Sincerely,

                                       Acsys, Inc.

                                       By:  /s/ Brady W. Mullinax, Jr.
                                          --------------------------------------
                                       Name: Brady W. Mullinax, Jr.
                                            ------------------------------------
                                       Title: EVP - Finance & Admin.
                                             -----------------------------------
                                       Date: March 31, 2000

                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                       Select Appointments (Holdings) Plc

                                       By: /s/ C K Z Miles
                                          --------------------------------------
                                       Name: C K Z Miles
                                            ------------------------------------
                                       Title: Finance Director
                                             -----------------------------------
                                       Date: March 31, 2000

                                       Vedior N.V.

                                       By: /s/ C K Z Miles
                                          --------------------------------------
                                       Name: C K Z Miles
                                            ------------------------------------
                                       Title: Chief Financial Officer
                                             -----------------------------------
                                       Date: March 31, 2000

    [SIGNATURE PAGE TO AMENDMENT TO CONFIDENTIALITY AGREEMENT BETWEEN ACSYS,
        INC. AND SELECT APPOINTMENTS (HOLDINGS) PLC DATED MAY 21, 1999]

                                  ACSYS, INC.                         APPENDIX A
                                 75 14th Street
                                   Suite 2200
                             Atlanta, Georgia 30309




May 21, 1999


STRICTLY CONFIDENTIAL


Mr. C K Z Miles
Select Appointments (Holdings) Plc
Ziggurat
Grosvenor Road
St Albans
Herts. AL1 3HW
United Kingdom


Dear Zach:

You have requested information from Acsys, Inc. (the "Company") in connection with your consideration of a possible transaction between the Company or its shareholders and you. As a condition to your being furnished such information, you agree to treat any information (whether prepared by the Company, its advisors or otherwise, and whether oral, computerized or written) that is furnished (whether before or after the date hereof) to you or your representatives (which term shall include your directors, officers, partners, employees, agents, advisors, accountants, consultants, attorneys and potential financing sources) by or on behalf of the Company and all analyses, compilations, forecasts, summaries, notes, data and other documents and materials in whatever form or medium, whether prepared by you or your representatives (herein collectively referred to as the "Evaluation Material") In accordance with the provisions of this letter and to take or abstain from taking certain other actions herein set forth. The term "Evaluation Material" does not include information which (i) as shown by written records is already lawfully in your possession, provided that such information is not known by you to be subject to another confidentiality agreement with or other obligation of secrecy to the Company or another party, or (ii) is or becomes generally available to the public other than as a result of disclosure by you, your representatives or anyone acting on your or their behalf or (iii) becomes available to you on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not known by you to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or another party.

Select Appointments (Holdings) Plc
May 21, 1999
Page 2


You hereby agree that all Evaluation Material is and shall remain the property of the Company (unless otherwise agreed in writing), that the Company is only loaning the Evaluation Material to you, and that you have not received and will not receive any rights or claims with respect to the Evaluation Material. You further agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company or its shareholders and you, will not be used in any way detrimental to the Company, and will be kept confidential by you and your representatives. You further agree the Evaluation Material will not be provided, disclosed or otherwise made directly or indirectly available to any person or entity other than those individuals who need to know such information for the sole purpose of evaluating any such possible transaction between the Company or its shareholders and you. It is understood and agreed that each of your representatives shall be informed of the confidential nature of the Evaluation Material prior to delivery thereof to such representative and that, by receiving such materials, such representative will be deemed to have agreed to be bound by this letter agreement. In any event, you shall be responsible for any breach of this letter agreement by any of your representatives, and you agree, at your sole expense, to take all reasonable measures (including, without limitation, court proceedings) to restrain your representatives from prohibited or unauthorized disclosure or use of the Evaluation Material.

You hereby acknowledge that you are aware, and that you will advise your representatives who are informed as to the matters which are the subject of this letter, that the United States and English securities laws prohibit any person who has received material, non-public information concerning the matters which are the subject of this letter from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Notwithstanding any provision of this letter agreement to the contrary, in the event you or your representatives are requested or required in a judicial, administrative or governmental proceeding, or required pursuant to any rule or regulation promulgated by the Securities and Exchange Commission, the Panel On Takeovers And Mergers, the New York Stock Exchange, the London Stock Exchange or the Nasdaq Stock Market (collectively, the "Rules and Regulations"), to disclose any Evaluation Material or the existence, content or status of negotiations relating to the possible transaction, you agree to provide the Company with prompt written notice of such circumstances and all related proceedings and information so that the Company may seek an appropriate protective order, take other action deemed advisable by the Company or waive your compliance that the confidentiality provisions of this letter agreement. If, as a result of any such request or requirement, you or your representatives are, in the written opinion of your outside counsel ("Counsel"), compelled to disclose Evaluation Material or the existence, content or status of negotiations relating to the possible transaction (i) to any tribunal or else stand liable for contempt or other censure or penalty, or (ii) pursuant to the Rules and Regulations, you may disclose that portion of the Evaluation Material to such tribunal or pursuant to the Rules and Regulations which your Counsel advises in writing that you or your representatives are compelled to disclose without liability hereunder, provided that you comply with the notice provisions of this paragraph and apply for confidential treatment under the Rules and Regulations and that you exercise your best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company in attempting to obtain an appropriate protective order or other reliable assurance that such tribunal will accord the Evaluation Material confidential treatment.

Select Appointments (Holdings) Plc
May 21, 1999
Page 3

You agree that you will not, and will cause your representatives not to, disclose to any person (i) the fact that you or your representatives are or have been receiving and reviewing Evaluation Material, (ii) the fact that discussions or negotiations are taking place concerning a possible transaction between the Company or its shareholders and you, (iii) that this agreement exists or was entered into or (iv) any of the terms, conditions or other facts with respect to any such possible transactions, including the status thereof, except that disclosure of such information may be made to the extent required by applicable law, including applicable Rules and Regulations if and to the extent, in the written opinion of your Counsel, you are required to make such disclosure pursuant to applicable law, including applicable Rules and Regulations; provided that prior to any such disclosure, you shall first give the Company a reasonable opportunity to review the proposed disclosure and to comment thereon. The term "person" as used in this letter agreement shall be broadly interpreted to include the media and any individual, corporation, partnership, group or other entity.

You agree that for a period of two (2) years from the date hereof, you will not solicit or entice or approach any of the current officers or employees of the Company or its affiliates identified by you during your evaluation of the Company to leave his or her employment, without the prior written consent of the Company; provided, however, that this prohibition shall not apply either to situations in which the Company's employee made the initial contact with you or to employment solicitations made independently by recruiters without your specific direction or to the ongoing execution of your general, non-directed recruiting advertising programs in the ordinary course of business.

You hereby represent and warrant to the Company that as of the date hereof neither you nor any of your affiliates (as defined below) holds any securities of the Company, other than 50,000 shares of the Company's Common Stock held by you. You hereby acknowledge that the Evaluation Material is being furnished to you in consideration of your agreement that for a period of one year from the date hereof you and your affiliates (as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act")) will not (and you and they will not assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically requested in writing in advance by the Board of Directors of the Company:

      (i) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange
            Act) of any of the assets or businesses of the Company or any securities issued by the Company, or any rights or options to acquire such ownership (including from a third party), or make any public announcement (or request permission to make any such announcement) with respect to any of the foregoing, provided, however, that the provisions of this sub-paragraph (i) shall not apply to any acquisition of, or any agreement or offer seeking or proposing to acquire (or requesting permission to do so), any securities issued by the Company by your directors or officers in an aggregate amount of up to ten per cent (10%) of the issued and outstanding shares of capital stock of the Company, provided that such acquisition or agreement or offer is in the ordinary course of business and not in connection with any change of control, or contemplated change of control, of the Company or any subsidiary thereof, or

Select Appointments (Holdings) Plc
May 21, 1999
Page 4


      (ii) participate in any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or

      (iii) seek or propose to influence or control the management or the policies of the Company or to obtain representation on the Company's Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of the Company, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing, or

      (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or

      (v) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth above.

Although the Company has endeavored to include in the Evaluation Material information which it believes to be relevant for the purpose of your investigation, you understand that except as specifically provided hereafter in a definitive, written agreement providing for a negotiated transaction, neither the Company nor any of its representatives or advisors have made or make any representation or warranty as to the accuracy or completeness of the Evaluation Material. Except as may be specifically provided hereafter in a definitive, written agreement providing for a negotiated transaction, you agree that neither the Company nor its representatives or advisors shall have any liability to you or any of your representatives resulting from the use or contents of the Evaluation Material or from any action taken or any inaction occurring in reliance on the Evaluation Material.

At the request of the Company or in the event that you do not proceed with a transaction which is the subject of this letter, you and your representatives shall promptly redeliver to the Company all written Evaluation Material and any other written material containing or reflecting any information in the Evaluation Material (whether prepared by the Company, its advisors, agents or otherwise) that was delivered to you by the Company or its representatives and will not retain any copies, extracts or other reproductions in whole or in part of any such written material. At the request of the Company or in the event that you do not proceed with a transaction which is the subject of this letter, all documents, memoranda, notes and other writings whatsoever prepared by you or your representatives based on the Evaluation Material shall be destroyed, and such destruction shall be certified in writing to the Company by an authorized officer supervising such destruction. The term "writing" shall include data in computer format. Notwithstanding the return or destruction of the Evaluation Material, you and your representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

Select Appointments (Holdings) Plc
May 21, 1999
Page 5


You shall not knowingly export, directly or indirectly, any United States source technical data, acquired from the Company or any company affiliated with it or any direct product of that data, to any country for which the United States government or any agency of that government, at the time of export, requires an export license or other governmental approval without first obtaining that license or approval when required by applicable United States law. This obligation shall survive any termination or expiration of this letter, and shall be independent of any other obligations, any limitations thereon, and any exceptions thereto, which may be stated elsewhere in this letter.

It is further understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

You understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between you or your shareholders and the Company unless and until a final definitive agreement has been executed and delivered, and hereby waive, in advance, any claims (including, without limitation, claims of breach of contract) in connection with any transactions involving the Company unless and until you or your shareholders and the Company shall have entered into a final definitive agreement. You also agree that unless and until a definitive agreement regarding a transaction between the Company and you or your shareholders has been executed and delivered, neither the Company nor you or your shareholders will be under any obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time. You further understand that (i) the Company and its representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person), (ii) any procedures relating to such process or transaction may be changed at any time without notice to you or any other person, and (iii) you shall not have any claims whatsoever against the Company, its representatives or any of their respective directors, officers, stockholders, owners, affiliates or agents arising out of or relating to any transaction involving the Company (other than those as against the parties to a definitive agreement with you in accordance with the terms thereof) nor, unless a definitive agreement is entered into with you, against any third party with whom a transaction is entered into. Neither this paragraph nor any other provision in this agreement can be waived or amended except by written consent of the Company, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

Select Appointments (Holdings) Plc
May 21, 1999
Page 6


The parties hereto acknowledge that money damages are inadequate to protect against any actual or threatened breach of this letter agreement because of the difficulty of ascertaining the amount of damage that will be suffered by the Company in the event that this agreement is breached.

Therefore, you, on behalf of yourself and your affiliates, acknowledge and agree that in the event of any actual or threatened breach of this agreement by you or your affiliates, and without prejudice to any rights and remedies otherwise available to the Company, the Company shall be entitled (i) to equitable relief by way of injunction and (ii) to compel specific performance without the need of proof of actual damages. You and your affiliates further agree to waiver, and upon being deemed to be a party to this agreement your representatives will have agreed to waive, any requirement for the securing or posting of any bond in connection with such remedies. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that you or any of your representatives have breached this letter agreement, then you shall be liable and pay to the Company the reasonable legal fees incurred by the Company in connection with such litigation, including any appeal therefrom. If any term, provision, covenant or restriction of this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

This agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia, without regard to principles of conflicts of laws.


                                        Sincerely,

                                        Acsys, Inc.



                                        /s/ Brady W. Mullinax, Jr.


                                        By:  Brady W. Mullinax, Jr.

                                        Title:  Chief Financial Officer


                             AGREED AND ACCEPTED this
                              21st day of May, 1999

Select Appointments (Holdings) Plc


/s/ C. K. Z. Miles


By:  C. K. Z. Miles

Title:  Director